Exhibit 99.1

Contact:	John Collopy
(414) 347-3706

Sensient Technologies Corporation
Reports Results for the Quarter Ended March 31, 2016

MILWAUKEE—April 19, 2016 — Sensient Technologies Corporation (NYSE: SXT) reported earnings per share from continuing operations of 69 cents in the first quarter of 2016 compared to 65 cents in last year’s first quarter.  Revenue was $342.5 million in this year’s first quarter compared to $346.2 million in the comparable period last year.  Operating income was $47.5 million in the first quarter of 2016 compared to $46.4 million in last year’s first quarter.  Foreign currency translation had a significant impact on the first quarter results, reducing reported revenue by 3.5%, operating income by 3.4%, and earnings per share by 4.6%, or three cents per share.

In 2014, Sensient initiated a restructuring plan to eliminate underperforming operations, consolidate manufacturing facilities, and improve operational efficiencies within the Company.  The restructuring costs related to this plan are included in the reported results within the Corporate & Other segment.  Restructuring costs reduced operating income by $3.3 million, or 6 cents per share, in this year’s first quarter and $7.1 million, or 12 cents per share, in the first quarter of 2015.

The adjusted results, discussed below, eliminate the impact of restructuring costs and enhance the overall understanding of the Company’s performance.  Sensient’s adjusted earnings per share were 75 cents in the quarter and 76 cents in the comparable period last year.  Adjusted operating income was $50.9 million and $53.6 million in the first quarters of 2016 and 2015, respectively.  Foreign currency translation reduced adjusted operating income by 3.6% and adjusted earnings per share by 3.9%, or three cents per share.

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Sensient Technologies Corporation	Page 2
Earnings Release – Quarter Ended March 31, 2016
April 19, 2016

Cash provided by operating activities was $46.2 million in the quarter compared to $30.6 million in last year’s first quarter.  The increase was primarily driven by improvements in working capital balances.  The Company repurchased approximately 250,000 shares of its common stock in the first quarter.

“Sensient had a good quarter driven by strong results from Color and Asia Pacific,” said Paul Manning, President and CEO of Sensient Technologies Corporation.  “The Color Group had strong performances from the Cosmetics and Food Colors businesses, and Asia Pacific had solid growth in several markets.  Flavors & Fragrances had a challenging quarter, but I expect the Group to recover and meet its full year growth targets.  Our strategy is working and I am very optimistic about the future.”

BUSINESS REVIEW

The Flavors & Fragrances Group reported first quarter revenue of $198.3 million, a decrease of 3.7% from $206.0 million reported in last year’s first quarter.  Segment operating income was $27.5 million compared to $30.5 million in the first quarter of 2015.  The Flavors & Fragrances Group’s operating margin was 13.9% in the quarter.  Foreign currency translation reduced revenue by 2.4% and segment operating income by 2.0% in the quarter.  The Flavors & Fragrances Group’s results were unfavorably impacted by several issues, including a limited supply of dehydrated garlic, order timing, and transitional issues related to restructuring.

The Color Group reported revenue of $126.0 million in the quarter, an increase of 3.1% compared to $122.2 million in last year’s first quarter.  Segment operating income increased 6.0% to $27.8 million in the first quarter compared to $26.3 million in the comparable period last year.    The Color Group’s operating margin was 22.1% in the first quarter.  Foreign currency translation reduced revenue by 4.6%, and segment operating income by 3.7% in the quarter.  The Color Group’s performance was driven by strong results from the Cosmetics and Food Color businesses.  The Cosmetics business reported double-digit growth for both revenue and operating income, and the Food Color business reported high single-digit profit growth.

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Sensient Technologies Corporation	Page 3
Earnings Release – Quarter Ended March 31, 2016
April 19, 2016

The Asia Pacific Group reported revenue of $29.7 million in the quarter, an increase of 3.1% over the $28.8 million reported in the first quarter of 2015.  Segment operating income was $6.0 million in the quarter, an increase of 6.3% from last year’s first quarter result of $5.7 million.  Foreign currency translation reduced revenue by approximately 6% and segment operating income by approximately 7% in the quarter.

The Corporate & Other segment, which includes the restructuring costs, reported operating costs of $13.8 million in the quarter compared to $15.9 million in last year’s first quarter.

2016 OUTLOOK

Sensient is maintaining its previous guidance, and expects 2016 adjusted earnings per share from continuing operations to increase between 8% and 11%, in local currency.

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Sensient Technologies Corporation	Page 4
Earnings Release – Quarter Ended March 31, 2016
April 19, 2016

CONFERENCE CALL

The Company will host a conference call to discuss its 2016 first quarter financial results at 10:00 a.m. CDT on Wednesday, April 20, 2016.  To participate in the conference call, please contact InterCall Teleconferencing at (706) 758-1089 and refer to conference identification number 85889854.  A webcast of the conference call will be available on the Investor Information section of the Company’s web site at www.sensient.com.

A replay will be available beginning at 1:00 p.m. CDT on April 20, 2016, through midnight on April 27, by calling (404) 537-3406 and referring to conference identification number 85889854.  A transcript of the call will also be posted on the Company’s web site at www.sensient.com after the call concludes.

This release contains statements that may constitute “forward-looking statements” within the meaning of Federal securities laws. Such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors concerning the Company’s operations and business environment. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect the Company’s future financial performance include the following: the pace and nature of new product introductions by the Company and the Company’s customers; the Company's ability to successfully implement its strategy to create sustainable, long-term shareholder value; the Company’s ability to successfully implement its growth strategies; the outcome of the Company’s various restructuring, productivity-improvement and cost-reduction efforts; changes in costs or availability of raw materials, including energy; industry and economic factors related to the Company’s domestic and international business; growth in markets for products in which the Company competes; industry and customer acceptance of price increases; actions by competitors, including increased intensity of competition; the loss of any customers in certain product lines in which our sales are made to a relatively small number of customers; product liability claims or product recalls; the costs of compliance, or failure to comply, with laws and regulations applicable to our industries and markets; changing consumer preferences and changing technologies; and failure to complete and integrate future acquisitions or dispositions. The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition and results of operations. This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. Except to the extent required by applicable law, the Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied herein will not be realized. Additional information regarding these and other risks can be found in our Annual Report on Form 10-K for the year ended December 31, 2015.

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Sensient Technologies Corporation	Page 5
Earnings Release – Quarter Ended March 31, 2016
April 19, 2016

ABOUT SENSIENT TECHNOLOGIES

Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances.  Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty and fine chemicals.  The Company’s customers include major international manufacturers representing most of the world’s best-known brands.  Sensient is headquartered in Milwaukee, Wisconsin.

www.sensient.com

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Sensient Technologies Corporation	Page 6
(In thousands, except percentages and per share amounts)

Consolidated Statements of Earnings	Three Months Ended March 31,

	2016	2015	% Change

Revenue	$342,468	$346,226	-1.1%

Cost of products sold	226,625	228,793	-0.9%
Selling and administrative expenses	68,324	70,987	-3.8%

Operating income	47,519	46,446	2.3%
Interest expense	4,800	3,915

Earnings before income taxes	42,719	42,531
Income taxes	11,526	11,796

Earnings from continuing operations	31,193	30,735
Loss from discontinued operations, net of tax	(22)	(209)
Net earnings	$31,171	$30,526	2.1%

Earnings per share of common stock:
Basic:
Continuing operations	$0.70	$0.65
Discontinued operations	-	-
Earnings per share of common stock	$0.70	$0.65

Diluted:
Continuing operations	$0.69	$0.65
Discontinued operations	-	-
Earnings per share of common stock	$0.69	$0.64

Average common shares outstanding:
Basic	44,718	47,178

Diluted	44,981	47,502

Reconciliation of Non-GAAP Amounts

The Company's results from continuing operations for the three months ended March 31, 2016, include pre-tax restructuring costs of $3.3 million ($2.5 million after-tax or $0.06 per share) related to eliminating underperforming operations, consolidating manufacturing facilities and improving efficiencies within the Company.  The Company's results from continuing operations for the three months ended March 31, 2015, include pre-tax restructuring costs of $7.1 million ($5.5 million after-tax or $0.12 per share).

	Three Months Ended March 31,
	2016	2015	% Change
Operating income from continuing operations (GAAP)	$47,519	$46,446	2.3%
Restructuring - Cost of products sold	644	141
Restructuring - Selling and administrative	2,698	6,974
Adjusted operating income	$50,861	$53,561	-5.0%

Net earnings from continuing operations (GAAP)	$31,193	$30,735	1.5%
Restructuring, before tax	3,342	7,115
Tax impact of restructuring	(862)	(1,597)
Adjusted net earnings	$33,673	$36,253	-7.1%

Diluted EPS from continuing operations (GAAP)	$0.69	$0.65	6.2%
Restructuring, net of tax	0.06	0.12
Adjusted diluted EPS	$0.75	$0.76	-1.3%

We have included each of these non-GAAP measures in order to provide additional information regarding our underlying operating results and comparable period-over-period performance. Such information is supplemental to information presented in accordance with GAAP and is not intended to represent a presentation in accordance with GAAP. These non-GAAP measures should not be considered in isolation. Rather, they should be considered together with GAAP measures and the rest of the information included in this release and our SEC filings. Management internally reviews each of these non-GAAP measures to evaluate performance on a comparative period-to-period basis and to gain additional insight into underlying operating and performance trends, and we believe the information can be beneficial to investors for the same purposes. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.

Note: Earnings per share calculations may not foot due to rounding differences.

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Sensient Technologies Corporation	Page 7
(In thousands, except per share amounts)

Results by Segment	Three Months Ended March 31,

Revenue	2016	2015	% Change

Flavors & Fragrances	$198,339	$205,978	-3.7%
Color	126,034	122,198	3.1%
Asia Pacific	29,707	28,803	3.1%
Intersegment elimination	(11,612)	(10,753)

Consolidated	$342,468	$346,226	-1.1%

Operating Income

Flavors & Fragrances	$27,510	$30,459	-9.7%
Color	27,844	26,263	6.0%
Asia Pacific	6,005	5,651	6.3%
Corporate & Other	(13,840)	(15,927)

Consolidated	$47,519	$46,446	2.3%

The Company’s reportable segments consist of the Flavors & Fragrances, Color, and Asia Pacific segments. Beginning in the first quarter of 2016, the results of operations for the Company’s color business in China, South Korea and Japan, previously reported in the Asia Pacific segment, are now reported in the Color segment. The results for 2015 have been restated to reflect these changes. The 2016 and 2015 restructuring costs related to continuing operations are reported in the Corporate & Other segment.

Consolidated Condensed Balance Sheets
March 31,	2016	2015

Cash and cash equivalents	$24,703	$18,083
Trade accounts receivable, net	252,328	245,458
Inventories	403,849	410,346
Other current assets	72,983	38,730
Total Current Assets	753,863	712,617

Goodwill & intangible assets (net)	415,330	407,769
Property, plant, and equipment (net)	477,975	463,583
Other assets	95,809	96,436

Total Assets	$1,742,977	$1,680,405

Trade accounts payable	$94,339	$84,990
Short term debt	21,035	19,467
Other current liabilities	98,458	104,641
Total Current Liabilities	213,832	209,098

Long-term debt	629,891	483,856
Accrued employee and retiree benefits	19,903	24,832
Other liabilities	11,884	17,870
Shareholders' Equity	867,467	944,749

Total Liabilities and Shareholders' Equity	$1,742,977	$1,680,405

Beginning in the first quarter of 2016, the Company adopted Accounting Standards Update (ASU) No. 2015-07, Balance Sheet Classification of Deferred Taxes, and ASU No. 2015-03, Simplifying the Presentation of Debt Issuance Costs.  The Company restated its 2015 Consolidated Condensed Balance Sheet to reflect these new accounting standards.

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Sensient Technologies Corporation	Page 8
(In thousands, except per share amounts)

Consolidated Statements of Cash Flows
Three Months Ended March 31,	2016	2015

Cash flows from operating activities:
Net earnings	$31,171	$30,526
Adjustments to arrive at net cash provided by operating activities:
Depreciation and amortization	11,612	12,384
Stock-based compensation	2,018	337
Loss on assets	458	2,488
Deferred income taxes	(1,349)	4,382
Changes in operating assets and liabilities	2,263	(19,528)

Net cash provided by operating activities	46,173	30,589

Cash flows from investing activities:
Acquisition of property, plant and equipment	(14,120)	(13,431)
Proceeds from sale of assets	37	12,593
Other investing activity	(18)	(24)

Net cash used in investing activities	(14,101)	(862)

Cash flows from financing activities:
Proceeds from additional borrowings	95,562	51,112
Debt payments	(87,284)	(7,037)
Purchase of treasury stock	(17,920)	(58,017)
Dividends paid	(12,163)	(11,932)
Proceeds from options exercised and other	161	184

Net cash used in financing activities	(21,644)	(25,690)

Effect of exchange rate changes on cash and cash equivalents	2,278	(6,283)

Net increase (decrease) in cash and cash equivalents	12,706	(2,246)
Cash and cash equivalents at beginning of period	11,997	20,329
Cash and cash equivalents at end of period	$24,703	$18,083

Supplemental Information
Three Months Ended March 31,	2016	2015

Depreciation and amortization	$11,612	$12,384

Dividends paid per share	$0.27	$0.25